Exhibit 10.15.3

HAWAIIAN HOLDINGS, INC.

3375 Koapaka Street, Suite G-350

Honolulu, HI 96819

(Name of Recipient)

Hawaiian Airlines, Inc.

Dear (                ):

Pursuant to the Hawaiian Holdings, Inc. 2005 Stock Incentive Plan (the “Plan”), the Plan’s administrative committee (the “Committee”) hereby grants to you a performance-based restricted stock unit covering a target of                        shares of Common Stock, par value $0.01, (the “Target Award”) with a maximum payout of                            shares of Common Stock, par value $0.01 (the “Maximum Award”), subject to the conditions described in this letter.

The shares subject to this restricted stock unit are not actual shares of Common Stock, but a promise to deliver actual shares in the future and are credited to an unfunded bookkeeping account maintained by the Company. This award is subject to the applicable terms and conditions of the Plan, which are incorporated herein by reference, and in the event of any contradiction, distinction or differences between this letter and the terms of the Plan, the terms of the Plan will control.  Unless otherwise indicated, all capitalized terms used herein have the meanings set forth herein or in the Plan, as applicable.

Subject to your continued employment with the Company, including its Subsidiaries, and further subject to the Committee’s certifying, prior to payment, the extent to which the following performance metric has been achieved [                                                                                                                                                               ] the shares subject to this Award, if any, that remain available for issuance after the Committee’s determination as to the extent to which the performance metric has been achieved (the “Earned Shares”) shall vest as to 100% of the Earned Shares on                                     .

In addition to the vesting schedule provided above, the following enhanced vesting provision shall also apply. In the event that there is a Change of Control prior to the completion of the performance period for determining the extent to which the performance metric has been achieved, and within twelve months following such Change in Control (i) your employment is terminated by the Company other than for Cause, your death or your Disability (all as defined below in Exhibit A), or (ii) you voluntarily terminate your employment with the Company for Good Reason (as defined in Exhibit A) then your performance-based restricted stock unit award will accelerate vesting as to 100% of the Target Award shares (and any shares in excess of the Target Award, up to the Maximum Award, shall be forfeited to the Company), subject to your execution of a Release of Claims substantially in the form attached hereto as Exhibit B, and the lapse of any statutory period for revocation, and such release becoming effective in accordance with its terms within twenty-eight (28) days following the termination date. Any shares subject to such accelerated vesting shall be delivered to you on the twenty-ninth (29th) day following your employment termination date or such later date as is required to avoid the imposition of additional taxes under Internal Revenue Code Section 409A (“Section 409A”).

Other than as noted above, the vested portion of your Award will be delivered to you on each vesting date, subject to any delay required to avoid the imposition of additional taxes under Section 409A.

Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of your restricted stock units is accelerated in connection with your termination of employment (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), and if (x) you are a “specified employee” within the meaning of Section 409A at the time of such termination and (y) the payment of such accelerated restricted stock units will result in the imposition of additional tax under Section 409A if paid to you on or within the six (6) month period following your termination of employment, then the payment of such accelerated restricted stock units otherwise payable to you during such six (6) month period will accrue and will be paid to you on the date six (6) months and one (1) day following the date of your termination of employment, unless you die following your termination of employment, in which case, the restricted stock units will be paid in shares of Common Stock to your estate as soon as practicable following your death. It is the intent of this Agreement to comply with, or be exempt from, the requirements of Section 409A so that none of the restricted stock units provided under this Agreement or shares of Common Stock issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt.

Any dividends paid on the stock underlying this award, whether in stock or in cash, shall be credited to the shares underlying this award, and will be subject to the same conditions as the shares subject to the award.

Except as set forth above, you will have no shareholder rights with respect to the restricted stock unit shares until the applicable Payment Date. The Company may impose any conditions on the restricted stock unit shares as it deems necessary or advisable to ensure that all rights granted under the Plan satisfy the requirements of applicable securities laws.  The Company shall not be obligated to issue or deliver any shares if such action violates any provision of any law or regulation of any governmental authority or national securities exchange.

You may elect to personally satisfy any tax withholding that may be due with respect to delivery of the shares subject to this award, provided that you (or your beneficiary or estate, if applicable) must give written notice to the Company of such election on or prior to each vesting date. If no such election has been made, then you will be entitled to receive a number of shares net of any required tax withholding. In either such case, the Company will issue certificates for the shares of Common Stock, as promptly as possible after satisfaction of the required tax withholding.

The Committee may amend the terms of this award to the extent it deems appropriate to carry out the terms of the Plan. The construction and interpretation of any provision of this award or the Plan shall be final and conclusive when made by the Committee.

Nothing in this letter shall confer on you the right to continue in the employment of the Company or its Subsidiaries or interfere in any way with the right of the Company or its Subsidiaries to terminate your employment at any time.

You should sign and return a copy of this letter to                          , the Company’s General Counsel.  Your acknowledgement must be returned within ninety (90) days, otherwise, this award will lapse and become null and void.

Very truly yours,

HAWAIIAN HOLDINGS, INC.

By:
Name:
Title:

ACKNOWLEDGED AND ACCEPTED

By:
Name of Recipient:

Dated:

Enclosure:	(Copy of Plan)

(Exhibit A — Definitions)

(Exhibit B — Release of Claims)

Exhibit A

I.              “Cause” shall have the meaning afforded such term in any written employment agreement between you and the Company, provided that, if no such written employment agreement exists, Cause shall mean (a) you have engaged in gross misconduct or gross negligence resulting in material harm to the Company in carrying out your duties to the Company, (b) you embezzle any amount of the Company’s assets, (c) you are convicted (including a plea of guilty or nolo contendere) of a felony involving moral turpitude, (d) your breach of any written policy of the Company or any written covenant contained in any agreement entered into between you and the Company, or (e) your willful and material failure to follow the lawful instructions of the Company’s Board or of your direct superior. No act, or failure to act, on your part shall be considered “willful” unless done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in the best interest of the Company.

II.            “Change in Control” shall mean:

A.            the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (a) any acquisition, directly or indirectly by or from the Company or any subsidiary of the Company, or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, (b) any acquisition by any corporation if, immediately following such acquisition, 50% or more of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation (entitled to vote generally in the election of directors), are beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who, immediately prior to such acquisition, were the beneficial owners of the then outstanding common stock of the Company (“Common Stock”) and the Voting Securities in substantially the same proportions, respectively, as their ownership, immediately prior to such acquisition, of the Common Stock and Voting Securities, or (c) any acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) which, in the reasonable determination of the Board (excluding members of the Board appointed by reason of such acquisition), does not represent a Change in Control; or

B.            the occurrence of a reorganization, merger or consolidation, other than a reorganization, merger or consolidation with respect to which all or substantially all of the individuals and entities who were the beneficial owners, immediately prior to such reorganization, merger or consolidation, of the Common Stock and Voting Securities beneficially own, directly or indirectly, immediately after such reorganization, merger or consolidation 50% or more of the then outstanding common stock and voting securities (entitled to vote generally in the election of directors) of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their respective ownership, immediately prior to such reorganization, merger or consolidation, of the Common Stock and Voting Securities; or

C.            the occurrence of (a) a complete liquidation or substantial dissolution of the Company, or (b) the sale or other disposition of all or substantially all of the assets of the Company, in each case other than to a subsidiary, wholly-owned, directly or indirectly, by the Company or to a holding company of which the Company is a direct or indirect wholly owned subsidiary prior to such transaction; or

D.            during any period of twelve (12) consecutive months, the individuals at the beginning of any such period who constitute the Board and any new director (other than a director designated by a person or entity who has entered into an agreement with the Company or other person or entity to effect a transaction described above) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of any such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board.

III.           “Disability” shall mean you are either (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment, which can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan maintained by the Company.

IV.           “Good Reason” shall means your termination of employment following the expiration of any cure period (discussed below) following the occurrence, without your express written consent, of one or more of the following:

A.  a material reduction of your duties, authority or responsibilities; or

B.  a material reduction by the Company in your annual total target cash compensation (other than pursuant to a reduction applying generally to employees of the same corporate rank); or

C.  your relocation to principal offices that are either (i) not located on on Oahu, Hawaii, or (ii) not within 40 miles of Honolulu, Hawaii.

You may not resign for Good Reason without first providing the Company with written notice within sixty (60) days of the event that you believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.

Exhibit B

HAWAIIAN AIRLINES, INC./HAWAIIAN

HOLDINGS, INC.

RELEASE OF CLAIMS

This Release of Claims (“Agreement”) is made between and among Hawaiian Airlines, Inc., Hawaiian Holdings, Inc. (the “Company”), and                                            (“Employee”).

WHEREAS, Employee has agreed to enter into a release of claims in favor of the Company upon certain events specified in the restricted stock unit agreement by and between Company and Employee (the “RSU Agreement”).

NOW THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:

1.             Termination. Employee’s employment from the Company terminated on                                  (the “Termination Date”).

2.             Payment of Salary. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee prior to the date on which Employee executed this Agreement.

3.             Release.

(a)           Employee irrevocably and unconditionally releases Employer, its parent corporation, successors, heirs, assigns, directors, shareholders, trustees, officers, employees, servants, agents (and former directors, shareholders, trustees, officers, employees, servants, and agents), attorneys, executors, administrators, insurers, subsidiaries and affiliated companies from any and all claims, charges, complaints, grievances, contracts, liabilities, obligations, demands, promises, reimbursements, causes of action, costs, debts, expenses, damages (including, but not limited to actual damages, compensatory damages, special damages, liquidated damages, and punitive damages) of any kind directly or indirectly, known or unknown, suspected or unsuspected, arising out of or related to (i) the employment of Employee by Employer, (ii) the termination of Employee’s employment or the circumstances leading up to Employee’s termination of employment, and (iii) any other act or occurrence pre-dating Employee’s execution of this Agreement.

(b)           Employee acknowledges and agrees that Employee has read this Agreement. Employee also acknowledges and agrees that Employee understands the terms of this Agreement. Employee further acknowledges and agrees that Employee is entering into this Agreement deliberately, knowingly, and voluntarily, with full knowledge of its significance, and with the express intention of effecting the legal consequences relating to the extinguishment of all obligations. Employee also acknowledges and agrees that Employer has advised Employee to seek the advice of Employee’s own attorney prior to executing this Agreement regarding the terms and conditions of this Agreement.

(c)           Employee understands that this Agreement releases Employer from all liability, past or present, arising out of or related to Employee’s employment, termination of employment and the circumstances leading up to Employee’s termination of employment, and any other act or occurrence pre-dating Employee’s execution of this Agreement, including, but not limited to, any rights or claims pursuant to (i) the Age Discrimination Act of 1967 (“ADEA”) (29 U.S.C. § 626, et seq.), and any amendments thereto; (ii) the Civil Rights Act of 1964 (“Title VII”) (42 U.S.C. § 2000e, et seq.), and any amendments thereto; (iii) the Civil Rights Statutes (42 U.S.C. §§ 1981, 1981a, and 1988), and any amendments thereto; (iv) the Americans with Disabilities Act of 1990 (“ADA”) (42 U.S.C. § 12101, et seq.), and any amendments thereto; (v) the Employee Retirement Income

Security Act (“ERISA”) (29 U.S.C. §1001 et seq.), and any amendments thereto; (vi) Hawaii’s Employment Practices Act (Haw. Rev. Stat. ch. 378), and any amendments thereto; (vii) all applicable state and federal wage and hour laws, and any amendments thereto; (viii) all claims based on common law sounding in tort, contract, implied contract, negligence and/or gross negligence, including, but not limited to promissory estoppel, quantum meruit, libel/slander, defamation, misrepresentation, emotional distress (negligent or intentional) fraud or deceit, unpaid wages, equitable claims, breach of contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, wrongful discharge and/or termination, and violation of public policy; and (ix) any claim for attorneys’ fees or costs.

Employee understands that nothing contained in this Agreement shall prohibit Employee from (i) bringing any action to enforce the terms of this Agreement or severance benefits due pursuant to the RSU Agreement or to enforce his other vested benefits and rights under the Company’s benefit plans in accordance with the terms of such plans; (ii) filing a timely charge or complaint with the Hawaii Civil Rights Commission (“HCRC”) or the Equal Employment Opportunity Commission (“EEOC”) regarding the validity of this Agreement; or (iii) filing a timely charge or complaint with the HCRC or the EEOC or participating in any investigation or proceeding conducted by the HCRC or the EEOC regarding any claim of employment discrimination. This release does not extend to any severance obligations due Employee under the RSU Agreement or to Employee’s vested rights and benefits under the Company’s benefit plans in accordance with the terms of such plans and the RSU Agreement. Nothing in this Agreement waives Employee’s rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance.

(d)           Employee acknowledges and understands that there is a risk that subsequent to the execution of this Agreement, Employee may incur or suffer loss, damages, or injuries that are in some way related to or arising out of Employee’s employment with Employer or the termination thereof, but that are unknown and unanticipated at the time this Agreement is signed. Accordingly, Employee hereby assumes these risks and that this Agreement shall apply to all such unknown or unanticipated claims.

(e)           Employee acknowledges and understands that Employee is not waiving any future rights or claims that might arise after the date this Agreement is signed by Employee.

(f)            Employee acknowledges and understands that Employer does not make nor has made any representations to force or induce Employee to sign this Agreement other than what is specifically provided for in this Agreement. Furthermore, Employee acknowledges and understands that Employee is under no obligation to sign this Agreement.

4.             Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the effective date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Any revocation should be in writing and delivered to the Vice-President of Human Resources at the Company by close of business on the seventh day from the date that Employee signs this Agreement.

5.             No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

6.             No Cooperation. Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

7.             Effective Date. This Agreement is effective eight (8) days after it has been signed by all parties hereto.

8.             Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of releasing all claims. The parties hereto acknowledge that:

(a)           They have read this Agreement;

(b)           They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)           They understand the terms and consequences of this Agreement and of the releases it contains; and

(d)           They are fully aware of the legal and binding effect of this Agreement.

9.             Confidential Information and Trade Secrets. Employee agrees that, during Employee’s employment by Employer, Employee received and was privy to confidential information and trade secrets. Employee agrees that Employee shall hold in confidence and not disclose to any unauthorized person any knowledge or information of a confidential nature and any trade secret with respect to the business of Employer acquired and possessed by Employee and shall not disclose, publish, or make use of the same without the prior express written consent of Employer.

10.           Assignment.  This Agreement is personal as to Employee and shall not be assignable by Employee.

11.           Modification. This Agreement may not be changed, altered, modified, or amended orally, but only by an instrument in writing signed by the party against whom enforcement of any change, alteration, modification, or amendment is sought.

12.           No Bar or Waiver. No delay or omission on the part of Employer or Employee in exercising any right under this Agreement shall operate as a waiver of such right or of any other right either may have. A waiver on one occasion shall not be construed as a bar to or waiver of any right on any future occasion.

13.           Headings.  Paragraph headings are not to be considered part of this Agreement and are included solely for convenience and form no part of this Agreement or affect the interpretation thereof.

14.           Notices. All notices, requests, demand, and other communications hereunder shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, with postage prepaid.

15.           Entire Agreement.  This Agreement, the severance provisions of the RSU Agreement and Employee’s equity compensation agreements and other benefit plans contain the entire understanding of Employee and Employer, and fully supersede any and all prior agreements or understandings pertaining to the subject matter of this Agreement. Each of the parties hereto acknowledges that no party or agent of any party has made any promise, representation or warranty whatsoever, either expressed or implied, not contained in this Agreement concerning the subject matter hereof to induce any other party to execute this Agreement, and each of the parties hereto acknowledges that it has not executed this Agreement in reliance upon any such promises, representations or warranties not specifically contained in this Agreement.

16.           Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to the successors and assigns of Employer.

17.           Applicable Law.  This Agreement is being delivered in and shall be construed and enforceable in accordance with the laws of the State of Hawaii.

18.           Miscellaneous. If any term, covenant, or agreement in this Agreement or any application thereof shall be held to be invalid or unenforceable, the remainder of this Agreement and any other application of such term, covenant, or agreement shall not be affected thereby. No party shall be deemed to be the drafter of this Agreement and this Agreement shall not be construed for or against any of the parties.

IN WITNESS THEREOF, parties hereto have executed this Agreement on the dates set forth below.

EMPLOYEE	HAWAIIAN HOLDINGS, INC.

By:	By:

Date:	Name:

Title:

Date:

HAWAIIAN AIRLINES, INC.

By:

Name:

Title:

Date: